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                                                                    EXHIBIT 20.1

                                 PRESS RELEASE

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                 AVIVA PETROLEUM REPORTS SUCCESSFUL COMPLETION
                        OF MERGER WITH GARNET RESOURCES

DALLAS, TEXAS, October 29, 1998 ... Aviva Petroleum Inc. (AMEX: "AVV") reports that following shareholder meetings held on October 20, 1998, the merger between the Company and Garnet Resources Corporation has been successfully completed. New financing arrangements for the merged entity have also been concluded.

Ron Suttill, Chief Executive Officer, commented: "Shareholders in both companies decisively approved the merger, which also has the full support of our bankers. We can now take advantage of cost savings and current industry opportunities to build on our existing asset base in Colombia and the Gulf of Mexico."

The merged company will continue its listings under the Aviva Petroleum Inc. name and symbols. Following the merger there are 46.7 million common shares outstanding. Depositary Shares (each representing five common shares) have been accepted for listing on the American Stock Exchange. An application for the listing of the new common shares on the London Stock Exchange is currently in progress.

The Company was informed by the American Stock Exchange on October 27, 1998 of its intention to delist Aviva's Depositary Shares. The Company is appealing this decision and has been informed that the Depositary Shares will continue to trade during the appeal process.

Aviva Petroleum is engaged in the exploration for and the development and production of oil and gas in Colombia and offshore in the United States.
Aviva's common stock is also quoted on the London Stock Exchange (symbol "AVP").

Safe Harbor for Forward-Looking Statements: Except for historical information
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contained herein, the statements in this press release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, general economic conditions, volatility of oil and gas prices, the impact of possible geopolitical occurrences world-wide, imprecision of reserve estimates, changes in laws and regulations, unforeseen engineering and mechanical or technological difficulties in drilling or working-over wells, and other risks described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.


Further Information:

Ron Suttill
Aviva Petroleum Inc.
Dallas, Texas
214 691 3464